UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2016

RCS Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35924	38-3894716
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Ave., 12th Floor New York, NY		10022
(Address of principal executive offices)		(Zip Code)

(866) 904-2988

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing  is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Superpriority Secured Debtor-in-Possession Term Loan Agreement

As previously disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 1, 2016, on January 31, 2016, RCS Capital Corporation (the “Company”) and certain of its wholly-owned subsidiaries (collectively with the Company, the “First Wave Debtors”) filed voluntary petitions for reorganization under the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Court”). In addition, certain of the Company’s other subsidiaries (collectively with the First Wave Debtors, the “Debtors”) will be included in a subsequent “pre-pack” Chapter 11 bankruptcy filing on or before March 25, 2016. The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.

In order to provide funding to allow the Debtors to continue to operate their businesses as debtors-in-possession while in bankruptcy, on February 8, 2016, the Company entered into a Superpriority Secured Debtor-in-Possession Term Loan Agreement with the lenders party thereto and Barclays Bank PLC, as administrative agent, collateral agent, sole syndication agent, sole book-runner and sole lead arranger (the “DIP Credit Agreement”), which provides for a $100 million superpriority debtor-in-possession term loan facility, consisting of $25 million in initial commitments and $75 million in delayed draw commitments (the “DIP Credit Facility”). On February 3, 2016, the Court entered an order approving the DIP Credit Facility on an interim basis (the “Interim Order”). Pursuant to the Interim Order, the Company is authorized to make an initial borrowing under the DIP Credit Facility of up to $25 million (net of a 1.0% discount). The term of the DIP Credit Facility expires upon the earliest to occur of the effective date of the Debtors’ plans of reorganization and August 8, 2016, and is subject to termination under certain other circumstances as set forth in the DIP Credit Agreement. The DIP Credit Facility has an interest rate equal to 8.00% per annum, which will be increased to 10.00% per annum upon a payment default or if an Event of Default (as defined in the DIP Credit Agreement) has occurred and is continuing. The Company is also required to pay certain fees pursuant to the DIP Credit Agreement, and the loans thereunder are made net of a discount of 1.0%.

The DIP Credit Facility is guaranteed by subsidiaries of the Company (other than the Company’s broker-dealers and certain other subsidiaries), and the obligations of the Company and such subsidiaries under the DIP Credit Agreement are secured by a lien covering substantially all of the assets, rights and properties of the Company and such subsidiaries, subject to certain exceptions, including, but not limited to, the assets of the Company’s broker-dealer subsidiaries and the Company’s subsidiaries’ deferred compensation arrangements. The proceeds of the loans under the DIP Credit Facility are permitted to be used in accordance with the DIP Budget (as defined in the DIP Credit Agreement) for the following purposes, among other things: (i) to provide working capital for the Company and certain of its subsidiaries; (ii) to fund interest, discount, fees and other payments contemplated by the DIP Credit Agreement; and (iii) to fund the Advisor Retention Loans (as defined in the DIP Credit Agreement) up to an aggregate amount of $50 million. The DIP Credit Agreement provides that, subject to a carve-out for certain fees and expenses as provided in the Interim Order, the obligations thereunder will constitute administrative expenses in the bankruptcy cases, with administrative priority and senior secured status under section 364(c) and 364(d) of the Bankruptcy Code. The DIP Credit Agreement contains certain customary affirmative and negative covenants, including a covenant to comply with the DIP Budget, subject to permitted variances.

This summary description of the material terms of the DIP Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the DIP Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Forward-Looking Statements

Information set forth in this Current Report on Form 8-K contains “forward-looking statements” (as defined in Section 21E of the Exchange Act), which reflect the Company’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, the Company’s ability to consummate the proposed plan of reorganization and satisfy the requirements of the DIP Credit Agreement. Additional factors that may affect future results are contained in the Company’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. The Company disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Description
10.1	Superpriority Secured Debtor-in-Possession Term Loan Agreement, dated as of February 8, 2016, among RCS Capital Corporation, the lenders party thereto and Barclays Bank PLC, as administrative agent, collateral agent, sole syndication agent, sole book-runner and sole lead arranger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCS Capital Corporation

Date: February 11, 2016	By:	/s/ Bradley E. Scher
	Name:	Bradley E. Scher
	Title:	Chief Executive Officer